Exhibit 5.1
December 19, 2006
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
          On December 4, 2006, Illumina, Inc. (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (“Registration Statement”) relating to shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) that may be issued or transferred by the Company to stockholders of Solexa, Inc. (“Solexa”) in connection with the proposed merger of Callisto Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Solexa, resulting in Solexa becoming a wholly-owned subsidiary of the Company (the “Merger”).
          In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certificates relate.
          Upon the basis of the aforementioned examination, with respect to the Company and shares of its Common Stock, I am of the opinion that:
          A. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.
          B. The shares of Common Stock referred to above are or will be, upon issuance:
          (i) duly authorized; and
          (ii) validly issued and outstanding, fully paid and nonassessable upon issuance or transfer to the stockholders of Solexa in accordance with the Agreement and Plan of Merger, dated as of November 12, 2006, by and among the Company, Merger Sub and Solexa.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Illumina, Inc.
December 19, 2006

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the joint proxy statement/ prospectus included therein. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

By: Name: Title:	/s/ Christian G. Cabou Christian G. Cabou Senior Vice President, General Counsel & Secretary